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                                                                    EXHIBIT 99.1


                    ORTHALLIANCE COMPLETES MAJOR TRANSACTION

     TORRANCE, Calif.--(BW HealthWire)--March 1, 2000--OrthAlliance, Inc. (Nasdaq/NM: ORAL), a leading provider of practice management and consulting services to orthodontic and pediatric dentistry practices, today announced that it had completed its previously announced acquisition of privately held New Image Orthodontic Group, Inc., located in Atlanta, Georgia. The transaction, which is accretive to earnings, will be accounted for as a purchase. Consideration for the transaction included approximately $5.5 million in cash and $26 million in promissory notes.

     New Image includes 36 high quality, respected practitioners operating out of 50 offices in nine states. During 1999, New Image achieved over $33 million in patient revenues and the addition of New Image brings the number of practitioners affiliated with OrthAlliance to 213 and the number of offices to 368 in 32 states.

     Mr. Sam Westover, president and chief executive officer of OrthAlliance, Inc., said, "We are excited and pleased to announce the completion of the acquisition of New Image and its practices. The combination of these highly successful practices with our current affiliates presents greater strength, economies of scale and increased profitability and growth potential.

     "We have a proven business model that has generated significant value as demonstrated by our growth in earnings per share, revenues and cash flow. New Image is an excellent fit with OrthAlliance. They share our focus on the highest quality and professionalism. In addition to substantially increasing our revenue run rate, this transaction expands our proprietary expertise, including proven and effective systems, protocols and methods, which can be shared among all our affiliates. Our growth strategy has been clear and consistent since the beginning of our company, and the acquisition of New Image is an acceleration of that strategy."

     A listen-only simulcast of the conference call to discuss this press release will be available through the Company's website at www.orthalliance.com beginning at 2:00 p.m. Eastern time tomorrow, Thursday, March 2, 2000. In addition, a 30-day online replay will be available approximately two hours after the conclusion of the call.

     OrthAlliance, Inc. is a national provider of practice management and consulting services to orthodontic and pediatric dentistry practices in the United States.

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on certain assumptions and analysis made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors the Company believes are important under the circumstances. Such statements are subject to a number of assumptions, risks, and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual activities and results to differ include, without



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limitation, the Company's ability to grow through practice affiliations, dependence on practice revenues, access to capital sources, regulatory constraints, retention of key personnel and other factors set forth in the Company's Securities and Exchange Commission filings.



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